CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            IAT RESOURCES CORPORATION

The undersigned, being the President and Secretary, respectively, of IAT Resources Corporation (the Corporation) DO HEREBY CERTIFY as follows:

1. The name of the Corporation is IAT Resources Corporation. The Corporation was formed in the State of Delaware as Ventura Motion Picture Group, Ltd. on August 10, 1989. The Certificate of Incorporation was amended changing the name to The Producers Entertainment Group, Ltd. A Certificate of Amendment of Restated Certificate of Incorporation changing the name of the Corporation to IAT Resources Corporation was filed by the Delaware Secretary of State on May 26, 1999.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from IAT Resources Corporation to NetCurrents, Inc.

3. The foregoing amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below.


Dated: December 22, 1999


                                       /S/ ARTHUR BERNSTEIN
                                     ------------------------------------------
                                     Arthur Bernstein, Executive Vice President